Filed pursuant to Rule 433

Dated December 1, 2010

Registration Statement No. 333-166313

333-166313-01

FINAL TERM SHEET

CRH America, Inc.

$350,000,000 4.125% Guaranteed Notes due 2016

$400,000,000 5.750% Guaranteed Notes due 2021

Fully and unconditionally guaranteed by

CRH plc

$350,000,000 4.125% Guaranteed Notes due 2016:

Issuer:	CRH America, Inc.

Guarantor:	CRH plc

Format:	SEC Registered Global

Principal Amount:	$350,000,000

Maturity Date:	January 15, 2016

Coupon:	4.125%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing July 15, 2011

Price to Public:	99.799%

Benchmark Treasury:	1.375% due November 15, 2015

Benchmark Treasury Price/Yield:	99-17 3/4 / 1.468%

Spread to Benchmark Treasury:	+ 270 bps

Re-offer Yield:	4.168%

Make-Whole Call:	T+45 bps

Change of Control:	101%

Coupon Step Up:	25bps per rating notch per agency under investment grade (200bps max)

Underwriting Discount	0.35%

Proceeds to Issuer Before Expenses (% /$)	99.449% / $348,071,500

CUSIP:	12626P AK9

ISIN:	US12626PAK93

Trade Date:	November 30, 2010

Expected Settlement Date:	December 7, 2010 (T+5)

Anticipated Listing:	New York Stock Exchange

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
UBS Securities LLC

Co-Managers:	Allied Irish Banks, p.l.c.
BNP Paribas Securities Corp
ING Financial Markets LLC
J&E Davy
Lloyds TSB Bank plc
SG Americas Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

CRH (CRH plc and CRH America, Inc.) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CRH has filed with the SEC for more complete information about CRH and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CRH, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-3118 (collect) or Barclays Capital Inc. at (888) 603-5847 (toll-free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

$400,000,000 5.750% Guaranteed Notes due 2021:

Issuer:	CRH America, Inc.

Guarantor:	CRH plc

Format:	SEC Registered Global

Principal Amount:	$400,000,000

Maturity Date:	January 15, 2021

Coupon:	5.750%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing July 15, 2011

Price to Public:	99.944%

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Price/ Yield:	98-14 / 2.806%

Spread to Benchmark Treasury:	+ 295 bps

Re-offer Yield:	5.756%

Make-Whole Call:	T+ 45 bps

Change of Control:	101%

Coupon Step Up:	25bps per rating notch per agency under investment grade (200bps max)

Underwriting Discount	0.45%

Proceeds to Issuer Before Expenses (% / $)	99.494% / $397,976,000

CUSIP:	12626P AL7

ISIN:	US12626PAL76

Trade Date:	November 30, 2010

Expected Settlement Date:	December 7, 2010 (T+5)

Anticipated Listing:	New York Stock Exchange

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
UBS Securities LLC

Co-Managers:	Allied Irish Banks, p.l.c.
BNP Paribas Securities Corp
ING Financial Markets LLC
J&E Davy
Lloyds TSB Bank plc
SG Americas Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

CRH (CRH plc and CRH America, Inc.) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CRH has filed with the SEC for more complete information about CRH and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CRH, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-3118 (collect) or Barclays Capital Inc. at (888) 603-5847 (toll-free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.